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                                                                  Exhibit 10(ai)

                            OPERATING EQUIPMENT LEASE

      THIS LEASE is made as of the 26 day of April, 1996, by and between TETRA LAVAL CREDIT INC., with offices at 333 West Wacker Drive, Suite 1500, Chicago, Illinois 60606 (hereinafter "Lessor"), and PLAYTEX MANUFACTURING, INC., a Delaware corporation and wholly-owned subsidiary of Playtex Products, Inc. (hereinafter "Lessee").

      1. Lease of Equipment: Subject to the terms and conditions of this Lease, Lessor hereby agrees to lease to Lessee and Lessee hereby agrees to lease from Lessor certain items of machinery, equipment and spare parts (herein referred to collectively as the "Equipment" and individually as an "Item" or "Item of Equipment") more fully described in Exhibit A hereto. A portion of such Equipment constitutes two separate thermoforming, stacking and packing lines which are intended to be separately moved from France to a manufacturing facility to be located in the United States and operated by Playtex or its subcontractor (the "U.S. Plant"), the first such line to be moved being herein referred to as the "First Line" and the second such line to be moved being herein referred to as the "Second Line".

      2. Term: The term of this Lease (the "Lease Term") shall commence as of the Acceptance Date (as hereinafter defined) of First Line and shall expire on the fifth anniversary of the last day of the calendar quarter during which the Acceptance Date of the Second Line occurs. For purposes of this Lease, the "Acceptance Date" shall have the meaning ascribed to such term in the Warranty Services Agreement (the "Services Agreement") dated the date hereof among Lessee and Tetra Pak Plastic Packaging R&D GmbH.

      3. Rent: A. For the first and second year of the Lease Term, the rent for the Equipment shall be $[0.003] per Insert produced by the Equipment which complies with Playtex specifications, subject to a minimum annual rent of $[300,000] (such minimum to be reduced pro rata to an annualized minimum of $[150,000] per annum for any portion of such years during which only the First Line is operating at the U.S. Plant) and a maximum annual rent of $[600,000]. For the third, fourth and fifth years of the Lease Term, rent for the Equipment shall be $[0.003] per Insert produced by the Equipment which complies with Playtex specifications subject to a minimum annual rent of $[450,000] and a maximum annual rent of $[900,000]. Notwithstanding the foregoing, if Playtex accepts either the First Line and/or the Second Line despite the fact that Minimum Performance Level (as defined in the Services Agreement) has not been achieved as contemplated by Article 4 of the Service Agreement, then the foregoing rental rates and minimum rent amounts shall be reduced on a pro rata basis with respect to each quarterly rental period during which such Line or Lines continue to perform below the Minimum Performance Level, provided, however, that if any such reduction occurs and during any later quarterly rental period included in the Lease Term such underperforming Line or Lines operate above the Minimum Performance Level then the foregoing rental rates shall during such later quarterly rental periods be increased on a pro rata basis but such increased rental rates shall only apply until such point as Lessor has recovered the rental amounts which it would


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have otherwise earned if the rental rates and minimum rent amounts had never been reduced in accordance with the foregoing (none of the foregoing having any effect on the maximum rent amounts described above).

      B. All rent shall be payable in quarterly installments in arrears within 30 days after the first day of January, April, July and October of each year during the Lease Term. On each rent payment date, Lessee shall pay (i) during the first and second year of the Lease Term, quarterly installments of $[150,000] each and (ii) during the third, fourth and fifth year of the Lease Term, quarterly installments of $[225,000] each. From the Acceptance Date of the First Line until the commencement of the first complete calendar quarter of the Lease Term and from the date of the end of the last complete calendar quarter of the Lease Term until the end of the Lease Term, the rent shall be pro rated (based on the number of days in each such period) using the above rates.

      C. Within 60 days after the end of each year of the Lease Term, Lessee shall deliver to Lessor a certificate of an officer of Lessee which states the number of Inserts complying with Playtex specifications which were produced by the Equipment during such year. Lessor shall be entitled to audit such statements, on reasonable notice to Lessee, during Lessee's normal business hours. In the event the actual earned annual rent, calculated using the information on Lessee's officer's certificate (or such corrected information resulting from audit) and the rates, minimums (subject to subparagraphs 3.A above and 3.D below) and maximums set forth in subparagraph 3.A above, is less than the amount of the rent payments made with respect to such year under subparagraph 3.B above, Lessee shall be entitled to a refund of such difference, provided that the refund will not reduce the total amount of rent paid during such year below any minimum rent amount that may then be in effect. At Lessee's option, such refund shall either be applied to future rental installments or paid by Lessor to Lessee in cash within 30 days of Lessee's written request therefor. All payments provided for in this Lease shall be made to Lessor, or, if applicable, to Lessee at its respective address for notices provided herein or such other address as may be designated by such party in writing.

      D. If at any time during the period from the date hereof through the end of the Lease Term, Lessor, Tetra Laval Holdings & Finance S.A., Tetra Pak Plastic Packaging R&D GmbH, or one of their affiliates licenses or otherwise grants or gives any rights or interest in the technology used to produce Inserts or any part thereof to any party other than Lessee (including, without limitation, to the Unidentified Licensee as defined in the Technology and Patent License Agreement dated the date hereof between Lessee and Tetra Laval Holdings & Finance S.A. and Tetra Pak Plastic Packaging R&D GmbH) for use in connection with unfilled containers for infant feeding (the "Other License"), then for the year during which such Other License is granted or rights given and for all years thereafter there shall be no minimum amount of rent payable by Lessee under this Lease and the minimum annual rent amounts set forth in subparagraph A above shall be of no further force or effect.

      E. Taxes: Lessee will pay any fees, assessments, and taxes, including sales, use, and property tax, and any interest thereon, lawfully levied against or upon the


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Equipment, its use or its rental, or otherwise arising out of this Agreement
(except foreign taxes, duties, and Lessor's income taxes and personal property ad valorem taxes);

      F. Late Charge: Any amounts due and owing by either party under this Agreement by more than seven days after written notice will bear interest at the lesser of one percent per month or the highest rate allowed by law. Either party may take any steps, including without limitation (i) classifying payments as expenses or premiums, (ii) segregating prepayments, or (iii) spreading total interest charges evenly throughout the Lease Term, as are necessary to reduce any interest paid or payable under this Agreement below any such statutory maximum rate.

      4. Purchase Option: Lessee may elect to purchase all but not less than all of the Equipment, by giving written notice to Lessor, (a) at any time during the Lease Term but prior to the end of the Lease Term and by paying to Lessor, within 30 days after the date of such notice, the amount contemplated by Exhibit C hereto, or (b) at the end of the Lease Term and by paying to Lessor within 30 days of the last day of the Lease Term an amount equal to the difference between $3,410,000 and the principal portion of the rent installments paid hereunder through the end of the Lease Term. If the Equipment is so purchased by Lessee, Lessor will convey to Lessee good title to the Equipment, free and clear of any liens or encumbrances. Lessor and Lessee reasonably believe that the useful life of the Equipment is at least seven years from the commencement of the Lease Term.

      5. Return of Equipment: Upon the expiration or termination of this Lease, unless lessee shall have exercised its option to purchase the Equipment, Lessor shall be entitled to retake the Equipment at its own cost and expense and Lessee shall make its manufacturing facility reasonably available to Lessor for such purpose. Lessor shall use all reasonable care not to damage or disrupt the U.S. Plant or Lessee's other equipment during any such removal of the Leased Equipment. At the time of such return, the Equipment shall be free and clear of all liens, security interests, encumbrances and rights of others, other than those referred to in Article 9 hereof, and shall be in good operating condition, ordinary wear and tear excepted. Any costs incurred to restore the Equipment to good working order will be paid by Lessee.

      6. Representations and Warranties of Lessor: A. Lessor warrants that it has good title to the Equipment and transfers possession of the Equipment to Lessee free of liens and encumbrances. Lessor further warrants that during the term of the Lease, if no Event of Default has occurred, Lessee's use of the Equipment shall not be interrupted by Lessor or anyone claiming solely through or under Lessor.

      B. Lessor authorizes Lessee, at Lessee's expense, provided that no Event of Default shall have occurred and be continuing, to assert for Lessor's account, during the term of this Lease, all of Lessor's rights under any manufacturer's, vendor's or dealer's warranty on the Equipment, and Lessor agrees to cooperate with Lessee in asserting such rights at Lessee's expense. Any amount received by Lessee as payment under any warranty pursuant to the above authorization shall be applied to restore the


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Equipment to as good a condition as it was or should have been (but for defects giving rise to such payment under warranty) when delivered to Lessee, ordinary wear and tear excepted, with the balance of such amount, if any, to be paid over to Lessor.

      C. Limited Remedy: Lessee's sole and exclusive remedy for breach of any manufacturer warranty, if any, will be as specified by the manufacturer during the applicable warranty period. Lessor shall have no liability to Lessee or to any third party as a result of any Equipment failure or any defects in material or workmanship of the Equipment, if any.

      7. Representations and Warranties of Lessee: A. Lessee is a corporation duly organized and validly existing under the laws of the state of its incorporation, and is fully qualified to do business in those jurisdictions (including those where the Equipment will be located) where such qualification is necessary to authorize Lessee to carry on its present business and operations;

      B. Lessee has full power, authority and legal right to execute, deliver and perform the terms of this Lease. This Lease has been duly authorized by all necessary corporate action on the part of Lessee, and does not require the approval of, or the giving of notice to, any federal, state, local, or foreign governmental authority and does not contravene any law binding on Lessee or contravene Lessee's certificate or articles of incorporation or by-laws or any indenture, credit agreement or other agreement to which Lessee is a party or by which it is bound;

      C. This Lease constitutes a legal, valid and binding obligation of Lessee, enforceable in accordance with its terms; and

      D. There are no pending or threatened actions or proceedings before any court, administrative agency or other tribunal or body which may materially adversely affect Lessee's ability to perform its obligations under this Lease.

      8. Title Retained by Lessor: A. Lessor shall be deemed to have retained title to the Equipment at all times prior to a purchase of the Equipment by Lessee in accordance with Section 4 above. The Equipment shall be deemed to be personal property of Lessor, regardless of the manner in which it may be attached to any other property. Lessee shall deliver to Lessor a waiver from any landlord or mortgagee of any property at which the Equipment may be located on or before the Equipment is installed at such property. Any spare parts will become the property of Lessor immediately upon installation as part of the Equipment. Lessee authorizes Lessor to file or record this Agreement or copy thereof or any UCC statement showing Lessor's interest in the Equipment in all jurisdictions where the Equipment or Lessee may be located and Lessee will sign all such statements at Lessor's request.

      B. Lessee may from time to time add further parts or accessories to any Item of Equipment provided that such addition does not impair the value or utility of remaining useful life of such Item and Equipment; and any parts or accessories so added shall remain the property of Lessee and may be removed by Lessee at any time


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prior to the expiration of the Lease with respect to such Item or Items of
Equipment, provided such removal does not impair the value or utility or remaining useful life of such Item of Equipment.

      9. Mortgages, Liens, etc. Lessee will not directly or indirectly create, incur, assume or suffer to exist any mortgage, security interest, pledge, lien, charge, encumbrance or claim on or with respect to the Equipment, title thereto or any interest therein (other than any collateral assignment of this Lease Agreement to Lessee's principal bank lender or lenders) (and Lessee will promptly, at its own expense, take such action as may be necessary to duly discharge any such mortgage, security interest, pledge, lien, charge, encumbrance or claim) except (a) the respective rights of Lessor and Lessee as herein provided, (b) liens or encumbrances which result from claims against Lessor except to the extent that such liens and encumbrances arise from failure of Lessee to perform any of Lessee's obligations hereunder, (c) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings, and (d) inchoate materialmen's, mechanics', workmen's, repairmen's, employees', or other like liens arising in the ordinary course of business and not delinquent. Notwithstanding anything to the contrary contained herein, Lessee shall not have the right to challenge such liens if there exists a material risk of loss, sale or forfeiture of the Equipment.

      10. Site; Condition: Lessee is responsible for Site condition, including adequate flooring, drainage, HVAC, and lighting. Lessee will provide at its cost adequate utility connections and service to the Site prior to installation, including electrical circuits, outlets, and breakers, compressed air, water, and other services required for proper installation and operation of the Equipment.

      11. Use, Maintenance, and Operation; Identification: Lessee agrees that the Equipment will be used solely in the conduct of its business and in compliance in all material respects with the statutes, laws, ordinances and regulations of any governmental agency applicable to the use of the Equipment, and will remain in the possession and control of Lessee or its sub-contractor at the location of its installation with respect to each Item of Equipment (Lessor acknowledges that the installation site may be the premises of Lessee's sub-contractor). Lessee will use reasonable efforts: (i) to operate the Equipment with properly trained employees and to follow relevant operating, maintenance, and instruction manuals provided by the manufacturer or Lessor;
(ii) to keep the Equipment in good working order and perform appropriate maintenance, repairs, and service using appropriate spare parts and service personnel; and (iii) not to alter or modify the Equipment or Lessee's use thereof in a manner that would materially damage the Equipment or reduce its ability to operate properly. Lessor may inspect the Equipment at reasonable times on reasonable notice to ensure Lessee's compliance with this article.

      12. Limitation of Liability: In no event will Lessor's liability for any failure of performance or other breach of this Agreement or of any warranty hereunder exceed the total amount of Base Rentals previously paid by Lessee for the Equipment, and Lessee hereby waives and releases any claims against Lessor in excess of such amount.


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      13. Consequential Damages: Lessor will not be liable for and Lessee hereby waives and releases any claims against Lessor for any special, incidental, indirect, exemplary, or consequential damages, including lost sales, revenues or profit, loss or return of or damage to product, loss of facilities, inventory, work-in-process, or time and materials, or loss of prospective economic advantage, arising from any performance or failure to perform under this Agreement, or from the breach of any warranty hereunder.

      14. Indemnification: Lessee will defend, indemnify, and hold harmless Lessor, its officers, employees, and agents (collectively "Lessor") against and from any and all liability, claims, suits, judgments, losses, damages, or costs (including reasonable attorneys' fees and expenses) resulting from any claim, suit or demand by any third party for injuries to or deaths of persons or loss of or damage to property arising out of (i) installation, use, operation, maintenance, or repair of the Equipment by Lessee, (ii) use of facilities, services, materials, data, or information not provided by Lessor, or (iii) any packaging, labelling, processing, delivery, or sale of products or services by Lessee, except to the extent caused by the negligence or willful misconduct of Lessor. This indemnification will survive termination of this Agreement.

      15. Risk of Loss; Insurance: A. Lessee bears the entire risk of loss with respect to any damage, destruction, loss, theft, or government taking of the Equipment or any part thereof. Regardless of the occurrence of such loss or other event, Lessee will remain fully liable to Lessor for and will pay promptly when due all rentals and other charges under this Agreement.

          B. Lessee at its expense will obtain from a Bests B+ rated insurer and will maintain in full force and effect (i) comprehensive general liability insurance of at least $1,000,000 for public liability, and (ii) risk of loss property damage insurance for the replacement value of the Equipment. Such insurance will be endorsed to name Lessor as loss payee to the extent of the risk of loss and indemnification obligations assumed by Lessee under this Agreement. Upon receipt of such insurance proceeds, Lessor will use reasonable efforts diligently to obtain repair or replacement of the Equipment up to the amount or value of such insurance proceeds, with Lessee making up any shortfall. Certificates evidencing such coverage will be provided to Lessor prior to delivery of the Equipment and will provide that such insurance coverage will not be cancelled or modified except upon 30 days prior written notice to Lessor.

      16. Force Majeure: Neither party will be liable for delays in or suspension of performance (other than the obligation to pay amounts when due) caused by acts of God or governmental authority, strikes or labor disputes, accident, flood, fires or other loss of manufacturing facilities, lack of adequate fuel, power, raw materials, labor, or transportation facilities, breach by suppliers of supply agreements, or any other cause, whether similar or dissimilar, beyond the reasonable control of that party.

      17. Remedies for Non-Payment; Breach: A. Lessor hereby waives any right to terminate this Agreement earlier than as provided in Term, above, including the right to terminate in the event of breach of this Agreement by Lessee. Upon receipt of


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written notice from Lessor asserting a breach of this Agreement by Lessee,
Lessee has the option, exercisable by Lessee in writing within 72 hours of Lessee's receipt of the notice to Lessor, either to terminate this Agreement or to require that Lessor continue this Agreement and all performance hereunder in full force and effect. Upon exercise of the option of non-termination by Lessee (failure of Lessee to notify Lessor of its election within the 72 hour period will be deemed an election of non-termination), Lessor will have the following rights as provided in paragraphs B and C below.

      B. In any proceeding by Lessor against Lessee seeking injunctive relief under this Agreement, Lessor will be entitled to seek appropriate injunctive relief upon a showing by Lessor of likelihood of success on the merits and, in the case of a willful refusal by Lessee to perform its material obligations under this Lease, without a showing of irreparable harm, balancing of harms, or consideration of the public interest, and Lessee will stipulate in such proceeding that each of the three latter elements will be deemed to be found in favor of Lessor.

      C. If Lessee exercises its right under paragraph A of this Article to have the Agreement continue in full force and effect, and if Lessor ultimately prevails on the merits of any claim against Lessee for willful refusal by Lessee to perform its material obligations under this Lease, and if Lessor would have been entitled under common law to terminate this Agreement thereby, then Lessor will be entitled to recover both direct damages and also any consequential damages (including lost revenues or lost profits) suffered as a result of such breach. The remedies under paragraphs B and C of this Article are in addition to any other rights or remedies that Lessor may have at law or otherwise.

      18. Binding Effect: The provisions of this Lease shall inure to the benefit of and shall be binding upon Lessor and Lessee and their respective successors and assigns permitted hereunder.

      19. Assignment: Either party may assign this Agreement to a parent, subsidiary, affiliate, or financial concern, or to a successor in interest of all or substantially all of its assets. This Agreement may not be otherwise assigned in whole or in part, and any such assignment will be null and void and of no force or effect. Nothing in this section will preclude Lessee from installing the Equipment at the premises of its sub-contractor selected in accordance with the provisions of the Technology and Patent License Agreement between Lessee and Tetra Laval Holdings & Finance S.A. and Tetra Pak Plastic Packaging R&D GmbH,

      20. Notices: Notices under the terms of this Agreement will be in writing and sent by prepaid certified mail, return receipt requested, or by facsimile or telecopy, to the addresses provided below. Notices will be effective on the first business day following receipt thereof. Notices sent by certified mail will be deemed received on the date of delivery as indicated on the return receipt; notices sent by facsimile or telecopy will be deemed received on the date transmitted if transmitted by 3:30 pm time of recipient, otherwise on the next business day.


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              If to Lessee:

              Playtex Manufacturing Inc.
              50 North DuPont Highway
              P.O. Box 7016
              Dover, Delaware 19903
              Attention: Senior Vice President Operations
              Facsimile No.: 302-674-6200

              with a copy to:

              Playtex Products, Inc.
              300 Nyala Farms Road
              Westport, CT 06880
              Attention: General Counsel
              Facsimile No.: 203-341-4272

              If to Lessor:

              Tetra Laval Credit Inc.
              333 West Wacker Drive
              15th Floor
              Chicago, Illinois 60606
              Attention: Managing Director
              Facsimile No.: (312) 983-3891

or at such other address as such party shall from time to time designate for itself by like notice to the other party.

      21. Severability; Blue-Penciling: If any provision of this Agreement is held by a court or agency of competent jurisdiction to be invalid or overly broad and therefore not reasonably necessary to protect Lessor's business interests and for that reason to be unenforceable, all other provisions hereof will remain in full force and effect and the unenforceable provision shall be deemed modified to such extent as to make it enforceable by such court or agency or, if necessary, shall be deemed deleted and replaced by the most restrictive provision (either by time, location, or subject matter) permitted under applicable law.

      22. General: This Agreement may be amended only by written agreement of the parties executed by their authorized representatives. This Agreement will not create any right in or obligation to any third party. No waiver by either party of any default or breach by the other party will operate as or be deemed a waiver of any subsequent default or breach. This Agreement, and any dispute arising under or with respect to this Agreement will be construed and governed in accordance with the internal laws of Delaware. The parties hereby consent to the jurisdiction of the state and federal courts in Chicago, Illinois and Wilmington, Delaware.


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      23. Entirety of Agreement: This Agreement, together with the other agreements executed herewith, supersedes all prior oral or written representations, communications, or agreements between the parties, and, together with any attachments, constitutes the final and entire understanding of the parties, regarding the subject matter of this Agreement.

      THEREFORE, the parties by their authorized representatives have executed this Agreement effective on the date first provided above.

LESSEE                                                TETRA LAVAL CREDIT INC.

By: /s/ JAMES S. COOK                                 By: /s/ LORAINE D. KIRBY
   ---------------------                                 -----------------------
Title: Vice President                                 Title: Controller


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